Exhibit 10.9

CONFIDENTIAL SEPARATION AGREEMENT

1. William Slakey (“Employee”) was employed by Extreme Networks, Inc. (the “Company”) as the Company’s Chief Financial Officer. Employee has decided to terminate the employment relationship and the Company has accepted his decision. It is the Company’s desire to provide Employee with certain benefits that he would not otherwise be entitled to receive upon his termination of employment. Accordingly, Employee and the Company agree as set forth below. This Agreement will become effective once the Company receives the signed original and countersigns it (the “Effective Date”).

2. Employee’s employment relationship with the Company is terminated due to Employee’s resignation effective as of August 4, 2006 (the “Termination Date”).

3. The Company shall provide Employee with the following benefits after this Agreement becomes effective:

(a) In exchange for Employee’s agreement to provide consulting services (as more fully described below) to the Company for three (3) months following the Termination Date, the Company agrees to provide Employee with a three (3) month retainer at Fifteen Thousand Dollars ($15,000) per month, less applicable withholding, payable in accordance with the Company’s normal payroll procedures; and

(b) If Employee is covered under the Company’s group health plan as of the Termination Date and he timely elects to continue his group coverage pursuant to federal/state law (COBRA), the Company will pay to the Employee the gross amount of Two Thousand Dollars ($2,000) per month toward his COBRA premiums until the earlier of (i) six (6) months following the Termination Date, or (ii) the date Employee is covered under another group health plan.

Employee acknowledges that he has been paid all wages and accrued, unused vacation that Employee earned during his employment with the Company through the Termination Date. Employee understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this paragraph 3.

4. Employee will provide consulting services to the Company for the period described in paragraph 3(a) above. Such services shall be provided at times as mutually agreed to and to assist in the transition of Employee’s duties and for such other reasons at the Company deems necessary.

5. Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions and/or confidentiality agreements between the Company and Employee. On or before the Effective Date, Employee will return to the Company, in good working condition, all Company property and equipment that is in Employee’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (and any copies thereof) that Employee prepared or received in the course of his employment with the Company.

6. Employee agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. Employee further agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, its products, services or its employees, unless such statements are made truthfully in response to a subpoena or other legal process.

7. Employee agrees that for a period of two (2) years following the Termination Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his employment with the Company.

8. Employee agrees that in order to qualify for (and maintain the right to receive payments of) the Retainer, for a period of (six) months from the date of entering into this agreement, Employee must not, without the Company’s prior written consent, as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, inventor, independent contractor, employee or otherwise, provide any labor, services, advice or assistance to any person or entity that is engaged in a business that is directly competitive to the business of the Company, as listed on Appendix A, and incorporated by reference herein.

9. The Employee shall not interfere with the Company’s relationships with current or prospective employees, suppliers, customers, investors or business partners known or disclosed to the Employee during the course of Employee’s employment with the Company. Specifically, the Employee agrees Employee will not act in any manner that Employee knows or reasonably should know will result in damage to the business or reputation of the Company.

10. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.

11. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any stock option agreements between the parties and any agreements described in paragraph 7. This Agreement may be modified or amended only with the written consent of Employee and an authorized officer of the Company, provided, however, that the Company may amend or modify this Agreement in order to comply with the provisions of Section 409A of the Internal Revenue Code, to the extent applicable. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

Dated: August 2, 2006	/s/ William Slakey
William Slakey

Extreme Networks, Inc.

Dated: August 1, 2006	By:	/s/ Gordon Stitt
	Its:	Chief Executive Officer

Appendix A — List of Direct Competitors

Cisco Foundry 3Com Juniper Enterasys Force 10 Nortel Airespace Trapeze Fortinet Procket Allied Telesys	Alcatel Avaya Lucent Bluesocket Ciena Redback Networks Aruba Meru Checkpoint Sonicwall Symbol